Exhibit 99.1

Golden State Vintners Signs Definitive Agreement

To Sell For $6.85 Cash Per Share in Going Private Transaction

NAPA, California—March 8, 2004— Golden State Vintners, Inc. ("GSV") (NASDAQ/NM:VINT) announced today that it signed an agreement and plan of merger, dated March 7, 2004 (the “Merger Agreement”), with the O'Neill Acquisition Co. LLC (the “O’Neill Group”), an entity formed by Jeffrey O'Neill, its Chief Executive Officer.

Under the terms of the Merger Agreement, each outstanding share of GSV's Class A and Class B Common Stock will be entitled to receive merger consideration of $6.85 per share in cash, except that the common shares of GSV held by Mr. O'Neill and other GSV stockholders who are members of the O’Neill Group will be exchanged for an equity interest in the O’Neill Group.  The transaction value is approximately $96 million.

Mr. O’Neill and certain investors will provide equity financing for the transaction and bank financing commitments have been provided for the remainder of the funds required. The Merger Agreement contains customary “fiduciary out” provisions and provision for a “break fee” of $1,800,000 payable in certain circumstances upon exercise of the fiduciary out.  SBIC Partners, L.P, which exercises voting control over approximately 62% of the votes entitled to be cast in favor of the merger, has agreed to vote its shares in favor of the transaction and, absent exercise of GSV’s fiduciary out within 30 days, is obligated to deliver its written consent approving the merger and the adoption of the Merger Agreement.

GSV's board of directors, based upon the unanimous recommendation of a Special Committee of the board of directors, unanimously approved the Merger Agreement, except for Mr. O’Neill who recused himself from the meeting.  Cititgroup Global Markets Inc. acted as financial advisor to GSV and Farella Braun + Martel LLP acted as legal counsel.

The merger is expected to be completed by the end of June 2004.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California's major branded wineries and to a number of international wineries. The combination of GSV's extensive vineyard holdings and five strategically located facilities has enabled GSV to become one of California's lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV's five facilities are located in Fresno, Reedley, Cutler, Monterey and American Canyon. GSV is also a supplier of high-speed packaging solutions to major branded marketers of ready to drink beverages. Golden State Vintners is headquartered in Napa, California and is a publicly held company.

Forward-Looking Statements:

This press release contains "forward-looking statements" relating to the proposed merger of GSV and the O’Neill Group. Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of GSV, or developments in GSV's business or its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (1) risks involved in whether and when the proposed merger will be completed; (2) risks involved in whether the proposed merger will be completed on the terms currently anticipated; (3) costs or difficulties related to obtaining stockholder approval for completing the merger; (4) legislative or regulatory changes that may adversely affect the businesses in which GSV is engaged; and (5) changes that may occur in the securities or capital markets.  For further details and a discussion of these risks and uncertainties, see GSV's filings with the Securities and Exchange Commission (“SEC filings”), including its most recent Form 10-Q and Form 10-K.

Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and GSV disavows and disclaims any obligation to do so.

Additional Information and Where to Find It

GSV will be filing a copy of the Merger Agreement and the exhibits thereto, including the voting agreement and the escrow agreement, with the Securities and Exchange Commission on Form 8-K.  GSV plans to file and mail to its stockholders a proxy statement or information statement, as applicable, containing information about GSV, the merger and related matters.  Stockholders are urged to read the proxy statement or information statement, as applicable, carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger.  Copies of the proxy statement or information statement, as applicable, and GSV’s other SEC filings can be obtained without charge by writing to GSV’s Chief Financial Officer at, 607 Airpark Road, Napa, CA  94558 or by calling (707) 254-4900.

GSV files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any reports, statements or other information filed by GSV at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the public reference room.  GSV’s filings with the Commission are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.

CONTACT: Golden State Vintners, Inc.

John Kelleher, 707/254-4900

jkelleher@gsvwine.com

or

FD Morgen-Walke

Jim Byers, 415/439-4504 (Investors)

Christopher Katis, 415/439-4518 (Media)

SOURCE: Golden State Vintners